Exhibit 99.4

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ______________ 2020 by and among (i) BPGIC Holdings Limited, a Cayman Islands exempted company (“BPGIC”), (ii) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), and (iii) Anvil Trust, a trust formed under the laws of Gibraltar (“Anvil”).

WHEREAS, pursuant to the terms of a term sheet dated 19 December 2019 (the “Term Sheet”) and a guaranty dated 20 January 2020 (the “Guaranty”), both executed by HBS Investments LP and Anvil Trust, HBS Investments LP is required to procure that BPGIC delivers 1,500,000 ordinary shares owned by BPGIC in Brooge Holdings Limited (the “Escrow Shares”) to the Escrow Agent to be held by the Escrow Agent in a separate segregated escrow account (the “Escrow Account”) and released therefrom in accordance with this Agreement.

WHEREAS, the Escrow Agent is willing to administer the Escrow Account under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. BPGIC and Anvil hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, effective on the date of this Agreement, and the Escrow Agent hereby agrees to perform the duties as escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2. Deposit of Escrow Shares. On the date of this Agreement, BPGIC shall deposit with the Escrow Agent share certificate(s) in the name of BPGIC representing the Escrow Shares, provided that BPGIC may alternatively have the Escrow Agent and Brooge Holdings Limited’s transfer agent account for and record any of the Escrow Shares in book entry form (also in the name of BPGIC). BPGIC shall instruct the registrar of Brooge Holdings Limited not to register a transfer of the Escrow Shares without the written consent of the Escrow Agent for as long as the Escrow Agreement remains in force.

Section 3. Maintenance of the Escrow Shares.

(a) So long as any Escrow Shares are being held in the Escrow Account subject to the terms of this Agreement and are not released in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares (together with the Escrow Shares, the “Escrow Property) shall belong to BPGIC. During the term of this Agreement, subject to Section 3(b) below, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a pledge or other encumbrance any of the Escrow Property except until and to the extent that they are released in accordance with Section 5. Except as BPGIC and Anvil may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Escrow Property is held in the Escrow Account or otherwise subject to this Agreement, BPGIC shall have all voting, consent and other rights with respect to the Escrow Property (including the rights to dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares).

(b) Notwithstanding anything in this Agreement to the contrary, with the prior written consent of Anvil, BPGIC shall be permitted to (i) pledge or otherwise encumber the Escrow Property as collateral security for documented loans entered into by BPGIC after the date of this Agreement or (ii) transfer its rights to the Escrow Property to a third party, provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Escrow Property shall be subject to the provisions of this Agreement, including the forfeiture provisions herein, and such lender or transferee must acknowledge such in writing to Anvil and the Escrow Agent prior to the granting of any such pledge or the making of any such transfer, and (B) in event of a pledge or encumbrance under clause (i), BPGIC may transfer such Escrow Property, including physical possession of documentation evidencing such Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected BPGIC and reasonably acceptable to Anvil, to hold such Escrow Property in a segregated escrow account on substantially the same terms and conditions as the Escrow Agent under this Agreement is required to hold such Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to Anvil) and upon receiving written notice of such new escrow agent from BPGIC and Anvil, the Escrow Agent shall promptly transfer the Escrow Property to the new escrow agent to be held in accordance with such new escrow agreement.

Section 4. Quarterly Reporting

Pursuant to Section 1 of the Guaranty, Anvil is required to deliver quarterly reports which include its calculation of the Guaranteed Return (as defined in the Guarantee). Anvil shall procure that each of these reports is delivered to BPGIC within 15 days of the end of the relevant quarter. In the event that any such report has not been delivered to BPGIC by the end of such 15 day period, BPGIC shall be entitled to serve written notice upon Anvil requiring Anvil to provide the relevant quarterly report. If, Anvil shall fail to deliver such quarterly report to BPGIC within 10 days following the receipt of such written notice from BPGIC and BPGIC shall reasonably determine that Anvil has received the Commitment Shares (as defined in the Term Sheet), any relevant Beneficial Shares (as defined in the Guaranty) and the Guaranteed Return (as defined in the Guaranty), then BPGIC shall be entitled to prepare the relevant quarterly report itself and submit it to the Escrow Agent for the purposes of Section 5(ii) below in place of the quarterly report which Anvil failed to prepare in accordance with this Section 4.

Section 5. Release of the Escrow Property.

The Escrow Agent shall hold the Escrow Property in the Escrow Account and shall release and deliver the Escrow Property (or such portion thereof) (i) to either BPGIC or to Anvil, as applicable, in accordance joint written instructions executed by BPGIC and Anvil, (ii) to BPGIC upon receipt of written notice from BPGIC (including a copy of the relevant quarterly report prepared by Anvil or BPGIC as appropriate pursuant to Section 4) confirming that Anvil has received (x) the Commitment Shares (as defined in the Term Sheet), (y) the Guaranteed Return (as defined in the Guaranty) and (z) all additional Beneficial Shares (as defined in the Guaranty) due to Anvil pursuant to Section 3 of the Guaranty, or (iii) to either BPGIC or to Anvil, as applicable, in accordance with a copy of a final non-appealable judgment or order from a court of competent jurisdiction (including an order to enforce an arbitral award) establishing the rights of a party to such Escrow Property.

Section 6. Tax Matters. BPGIC and Anvil agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable law, BPGIC shall be treated as the owner of the Escrow Property while held in the Escrow Account until released in accordance with this Agreement, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by BPGIC until released in accordance with this Agreement. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of Escrow Property.

Section 7. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to any Escrow Property, except to give notice, provide monthly reports, make releases, keep an accurate record of all transactions with respect to the Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in any Escrow Property, but shall serve as escrow holder only and have only possession thereof. Subject to the following sentence, nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 8. Monthly Reports Upon Request. From and after the date of this Agreement, the Escrow Agent shall provide monthly account statements to BPGIC and Anvil with respect to the Escrow Account. BPGIC and Anvil have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party's objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Authorized Parties; Reliance. BPGIC agrees to provide on Exhibit A (as it may be amended from time to time by BPGIC) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of BPGIC after the date of this Agreement to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. Anvil agrees to provide on Exhibit A (as it may be amended from time to time by Anvil) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of Anvil to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. Notwithstanding the above, any such notice or instruction provided by persons listed in Exhibit A (including any future persons, as such Exhibit A is amended from time to time) on behalf of BPGIC, shall only be valid when provided by any two of such authorized persons, acting jointly, on behalf of BPGIC. The Escrow Agent shall be entitled to rely on and shall be fully protected in relying on, the instructions and notices from any two of the authorized signers, acting jointly, on behalf of BPGIC as identified in Exhibit A (as it may be amended from time to time) to this Agreement after the date of this Agreement, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below. The requirement in this Section 9 of there being two authorized signers acting jointly shall only apply to BPGIC when there are at least two people who are listed as serving as authorized signers (respectively) as so provided for in Exhibit A (as it may be amended from time to time) of this Agreement. Where there is only one authorized signer for BPGIC named in Exhibit A (as it may be amended from time to time) of this Agreement, then such sole authorized signer’s notice or instruction made pursuant to the terms of this Agreement shall be valid and the reliance and protections afforded in this Section 9 shall be available to the Escrow Agent. Furthermore, the Escrow Agent is entitled to rely on, and shall be fully protected in relying on the instructions and notices from any one of the authorized signers of Anvil as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement after the date of this Agreement, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation to each of the other parties specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation, and shall be conditioned upon the appointment of a replacement Escrow Agent in accordance with this Section 11. Similarly, the Escrow Agent may be removed and replaced following the giving of ten (10) days’ notice to the Escrow Agent by all of the other parties hereto; provided that such removal shall not take effect prior to the appointment of a replacement Escrow Agent in accordance with this Section 11. In either event, BPGIC and Anvil shall agree upon a successor Escrow Agent (however for the avoidance of any doubt, this Section 11 does not apply to BPGIC’s unilateral right to transfer the Escrow Property to another escrow agent or lender under the terms of Section 3(b) of this Agreement). If BPGIC and Anvil are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of sixty (60) days following the date of resignation or ten (10) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, BPGIC and Anvil an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 12. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by BPGIC.

Section 13. Indemnification. BPGIC hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or wilful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 14. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of any Escrow Property, or as to any other matter arising out of or relating to this Agreement or any Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of BPGIC and Anvil, or by a final non-appealable judgment or order of a court of competent jurisdiction (including an order to enforce an arbitral award), but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between BPGIC and Anvil, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined by arbitration conducted in accordance with the provisions of Section 10 of the Guaranty.

Section 15. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to BPGIC, to:

c/o Brooge Petroleum and Gas Investment Company FZE
P.O. Box 50710
Fujairah, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: +971-9-201-6699
Telephone No.: +971-56-284-2828
Email: nico.paardenkooper@bpgic.com

If to Anvil to: Anvil Trust [c/o Castle Trust & Management Service Ltd Suite 932, Europort, Gibraltar, GXI I IAA Attention : Colin C. Gibbs Telephone: 350 200 40466 Colin.gibbs@castletrustgroup.com]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Escrow Administration, Isaac Kagan, Patrick Small & Francis E. Wolf, Jr.
Telephone No: (212) 845-5284
Email: ikagan@continentalstock.com, psmall@continentalstock.com & fwolf@continentalstock.com or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16. Term. This Agreement shall terminate upon the final, proper and complete distribution of all Escrow Property in accordance with the terms hereof; provided, that BPGIC’s obligations under Section 13 hereof shall survive any termination of this Agreement.

Section 17. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, all of which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between BPGIC and Anvil, the terms of the Term Sheet and the Guaranty shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Term Sheet and the Guaranty (unless there is an express statement otherwise in this Agreement). The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 18. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto. Any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 19. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20. Further Assurances. From time to time on and after the date hereof, BPGIC and Anvil shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 21. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either BPGIC or Anvil under reasonable circumstances, the Escrow Agent shall render to BPGIC, Anvil and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 22. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (vii) any reference herein to “dollars” or “$” shall mean United States dollars; and (viii) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 23. Successors and Assigns. Without limiting the first sentence of Section 9, this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, and any purported assignment without such consent shall be null and void ab initio. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

Section 26. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 27. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28. U.S. Patriot Act. BPGIC and Anvil agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record BPGIC’s and Anvil’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29. Representations of the Parties. Each of BPGIC, Anvil and the Escrow Agent hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

BPGIC: BPGIC HOLDINGS LIMITED

By:
Name: Nicolaas Paardenkooper
Title: Director

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Anvil:

ANVIL TRUST as Anvil

By:
Name:
Title: